Exhibit 99

Host America’s Energy Division Begins Two LightMasterPlus® Installations for Texas Super Market Chain

Hamden, CT, June 15, 2005 – Host America Corporation (NASDAQ-CAFE) announced today that it has begun an installation of the LightMasterPlus® in two stores for a retail supermarket chain in Texas.  These first two stores are expected to save 659,000 kilowatts per year which is based on a field survey done at the site.  The installation will be completed by June 23, 2005. Each store encompasses approximately 50,000 square feet.  “Our sales group has begun discussions with supermarket management for a larger, second phase, ten-store rollout. We are focusing on large and mid-sized chain stores that can supply the company with additional installations upon the LightMasterPlus® achieving the desired results for the customer” said Geoffrey Ramsey, CEO.

The LightMasterPlus® through proprietary software permits this product to communicate with fluorescent lighting systems and incoming power from the electrical grid to eliminate excess power. The United States Department of Energy estimates fluorescent lighting systems control 77% of the commercial market, and 93% of industrial accounts. Recently, the United States Department of Energy tested the effectiveness of the LightMasterPlus® and reported results of 15% - 30% energy savings and stated this is an effective product that can be used to save energy. The LightMasterPlus® is a patent pending product of Host America Corporation.

The Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food and/or energy markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429